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                                                                       EXHIBIT 5

                                Reitler Brown LLC
800 Third Avenue                                               (212) 209-3050
New York, NY  10022-7604                                       (212) 371-5500

                                                               April 23, 2002

NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Fort Myers, Florida 33901-3083
Attention:  Chairman of the Board, President and Chief Executive Officer

         Re:      Form S-1 Registration Statement, File No. 1022701
                  -------------------------------------------------

Gentlemen:

         As special counsel to NeoMedia Technologies, Inc., a Delaware corporation (the "Company"), we have been asked to opine whether 28,773,860 shares of the Company's common stock, par value $0.01 per share (the "Shares"), which are being registered for sale under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement filed with the Securities and Exchange Commission on Form S-1, File No. 1022701 (the "Registration Statement"), are legally issued, fully paid and nonassessable. The Shares include 1,817,243 shares of common stock issuable upon the exercise of outstanding warrants (respectively, the "Underlying Shares" and "Warrants").

         In connection herewith, we have examined copies of: the Company's Certificate of Incorporation, as amended; the Company's By-Laws, as amended; the Company's Annual Report on Form 10-K for the year ended December 31, 2001; minutes of relevant corporate proceedings; and the form of the Warrants. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the original of all documents submitted to us as copies. In addition, we have relied upon a certificate of the President and Chief Executive Officer and Treasurer and Chief Financial Officer of the Company and certificates of public officials as to certain matters relating to this opinion.

         Based upon, the foregoing, it is our opinion that the Shares other than the Underlying Shares are, and the Underlying Shares when issued in accordance with the terms of the Warrants will be, when sold as described in the Registration Statement, legally issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York. The opinion expressed herein is limited to the laws of the State of New York, the Federal laws of the United States of America, and the General Corporation Law of the State of Delaware. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement under the caption "Legal Matters". By doing so, we do not admit that we come within the category of persons whose consent is required by the Act or the rules and regulation promulgated thereunder.

                                                Very truly yours,

                                                REITLER BROWN LLC
                                                /s/ Reitler Brown LLC